Exhibit 3.21

FILED
In the Office of the Secretary of State of Texas
MAR 28 2008
Corporations Section

CERTIFICATE OF FORMATION

OF

SAFEGUARD HOLDINGS, INC.

The undersigned, acting as organizer under the Texas Business Organizations Code (the “TBOC”). hereby adopts the following Certificate of Formation:

ARTICLE I

The filing entity being formed is a for-profit corporation. The name of the corporation is Safeguard Holdings, Inc.

ARTICLE II

The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the TBOC.

ARTICLE III

The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0,001 per share.

ARTICLE IV

The street address of the initial registered office of the corporation is 350 North Saint Paul Street, Suite 2900, Dallas, Texas 75201, and the name of its initial registered agent at such address is CT Corporation System.

ARTICLE V

The number of directors constituting the initial Board of Directors is one, and the name and address of the person who is to serve as director until the first annual meeting of the shareholders or until his successor is elected and qualified is:

NAME	ADDRESS
Timothy R. Broadhead	8585 N. Stemmons, Suite 600 N Dallas, Texas 75247

RECEIVED
MAR 28 2008
Secretary of State

ARTICLE VI

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any act or omission in his or her capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of the corporation existing at the time of the repeal or modification.

ARTICLE VII

Any action required by the TBOC to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE VIII

With respect to any matter for which the affirmative vote of the holders of a specified portion of the shares (or a class or series of such shares, as the case may be) entitled to vote is required by the TBOC, the act of the shareholders on that matter shall be the affirmative vote of the majority of the holders of the shares (or a class or series of such shares, as the case may be) then entitled to vote on that matter, rather than the affirmative vote otherwise required by the TBOC.

ARTICLE IX

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees and court costs) actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article IX. The right to indemnification under this Article IX shall be a contract right and shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

ARTICLE X

The name and address of the organizer is:

NAME	ADDRESS

Louis J. Agnese, III	c/o DLA PIPER US LLP 1221 South MoPac Expressway Suite 400 Austin, Texas 78746

ARTICLE XI

The Certificate of Formation becomes effective when it is filed by the Secretary of State of the State of Texas,

IN WITNESS WHEREOF, the undersigned organizer has hereunto set his hand this 28th day of March, 2008.

By:	/s/ Louis J. Agnese
Louis J. Agnese, III Organizer